Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

SatCon Technology Corporation®

Gary Brandt, 617-897-2407

VP, Corporate Development

SatCon Announces $12 Million Financing Transaction

Boston, MA — July 20, 2006 — SatCon Technology Corporation® (Nasdaq NM: SATC), a developer and manufacturer of power electronic and control products for the alternative energy markets, today announced that it has entered into a definitive agreement for a $12 million private placement with institutional investors.  The transaction is expected to fund today. First Albany Capital served as the placement agent for the transaction.

 “We greatly appreciate the tremendous vote of confidence in SatCon that this financing represents from our new institutional investors,” stated David Eisenhaure, Chairman and CEO.   “The capital infusion fulfills part of SatCon’s overall financing strategy and supports our plans for growth in our core businesses of developing and manufacturing alternative energy products, components for hybrid electric vehicles and advanced micro-electronics.  Achieving this financing milestone will allow us to accelerate the expansion of our alternative energy stationary power business under the management of Clemens van Zeyl.”

The Senior Secured Convertible Notes to be issued in the financing will bear interest at the higher of 7.0% per annum or the six-month LIBOR plus 3.5% and will be convertible into SATC common stock at a conversion price of $1.65 per share, which represents a premium of approximately 6% over the average closing price of the Company’s common stock for the last 5 trading days.  Subject to certain conditions, the Company may elect to make payments of interest or principal in cash or stock.  If interest is paid in stock, the price per share will be at a 10% discount to the 5-day volume-weighted average price of the Company’s common stock prior to the payment date.  If principal is paid in stock, the price per share will be the lesser of the conversion price or a 10% discount to the 5-day volume-weighted average price of the Company’s common stock prior to the payment date

As part of this transaction, the Company will also issue warrants to purchase 3,636,368 shares of common stock that are fully exercisable at $1.815 per share six months from now and will expire in July 2013.  Under certain circumstances, the Company can force the exercise of these warrants, depending on the performance of the Company’s common stock.

In addition, the Company also granted the investors the option to purchase up to an additional 3,636,368 shares of common stock of the Company at $1.68 per share for a period of 90 business days beginning the later of six months following the closing of this financing or the date the Securities and Exchange Commission declares effective the registration statement described below.  If this option is exercised the Company will raise an additional $6.1 million, and the investors will also receive additional seven-year warrants to purchase a number of shares of common stock equal to 50% of the number of shares of common stock purchased upon exercise of the option; these additional warrants will have an exercise price of $1.815 per share. Under certain circumstances, the Company can force the exercise of the option, depending on the performance of the Company’s common stock.

Pursuant to the terms of the agreement, 75% of the face amount of the Notes is repayable in cash or stock as noted above, in 17 equal monthly installments beginning in the seventh month after the closing.  Two years after the closing of the financing the investors can elect to require repayment of the balance outstanding or defer payment until the 60th month after the closing.  The investors have the option to accelerate payments in certain circumstances.  Under certain circumstances, the Company will have the right to force conversion of the Notes into shares of the Company’s common stock, depending on the performance of the Company’s common stock.  Following one year from the effective date of the registration statement described below, the Company may, under certain circumstances, redeem the Notes at 120% of the outstanding principal amount plus any accrued and unpaid interest.

Pursuant to the terms of the private placement, the Company is required to file a shelf registration statement with the Securities and Exchange Commission within 30 days after the closing, registering the resale of the common stock underlying the securities issued in the transaction.  The securities to be issued in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from such registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of SatCon Technology Corporation.  Please refer to the Company’s Form 8-K filing, which it intends to file shortly, for a complete description of the securities to be issued in the financing.

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the SatCon website at www.satcon.com.

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations.  Additional information concerning risk factors is contained from time to time in the Company’s SEC fillings.  The Company expressly disclaims any obligation to update the information contained in this release.